Exhibit 10.44

Destination Maternity Corporation

232 Strawbridge Drive

Moorestown, NJ 08057

April 6, 2017

Via Hand Delivery

Mr. Anthony M. Romano

Re: 2016 Annual Bonus

Dear Tony:

This letter confirms your agreement with Destination Maternity Corporation (the “Company”) regarding the payment of your annual bonus for the Company’s fiscal year ended January 28, 2017 (your “2016 Bonus”).

In consideration for the Compensation Committee’s agreement to refrain from the exercise of negative discretion under Section 3(e) of the Company’s 2013 Management Incentive Plan (the “Bonus Plan”) with respect to your 2016 Bonus, you have agreed that: (i) your 2016 Bonus amount is $201,885, (ii) the bonus payment timing rules of Section 4 of the Bonus Plan will not apply to your 2016 Bonus, and (iii) your 2016 Bonus will be paid, if at all, in the same manner, at the same time and subject to the same requirements and conditions as the transaction bonus described in Section 2 of your Transaction Bonus Agreement with the Company dated May 31, 2016, as amended on January 6, 2017 (the “Transaction Bonus Agreement”). For avoidance of doubt and without limiting the generality of the preceding sentence, this means that your 2016 Bonus will not be paid if an Approved Transaction (as defined in the Transaction Bonus Agreement) does not occur prior to January 1, 2018.

To acknowledge your agreement with all of the foregoing, please execute this letter in the space provided below and return the executed copy to me.

Sincerely,

/s/ Ronald J. Masciantonio

Ronald J. Masciantonio
Executive Vice President and Chief Administrative Officer

Agreed on April 6, 2017:

/s/ Anthony M. Romano
Anthony M. Romano